Exhibit 99.2

GENESCO INC.
CHIEF FINANCIAL OFFICER'S COMMENTARY
FISCAL YEAR 2014
SECOND QUARTER ENDED AUGUST 3, 2013

Consolidated Results

Second Quarter

Sales

Second quarter net sales increased 5.7% to $575 million from $544 million in the second quarter of Fiscal 2013. Comparable sales for Genesco and each of its business segments, including both same store sales and comparable sales from the Company's direct (e-commerce and catalog) businesses for the quarter, were as follows:

Comparable Sales
	2nd Qtr	2nd Qtr
Same Store Sales:	FY14	FY13
Journeys Group	(1)%	6%
Schuh Group*	(8)%	9%
Lids Sports Group	(4)%	2%
Johnston & Murphy Group	6%	2%
Total Genesco	(3)%	4%

	2nd Qtr	2nd Qtr
Comparable Direct Sales:	FY14	FY13
Journeys Group	21%	0%
Schuh Group*	(1)%	0%
Lids Sports Group	25%	2%
Johnston & Murphy Group	12%	11%
Total Genesco	11%	3%

	2nd Qtr	2nd Qtr
Same Store and Comparable Direct Sales:	FY14	FY13
Journeys Group	(1)%	6%
Schuh Group*	(7)%	8%
Lids Sports Group	(3)%	2%
Johnston & Murphy Group	7%	3%
Total Genesco	(2)%	4%

*One month ended July 28, 2012 for second quarter FY13.

Through August 24, 2013, August same store sales decreased 3% and direct sales increased 6% on a comparable basis; and combined comparable sales decreased 3%.

Exhibit 99.2

Gross Margin

Second quarter gross margin was 49.2% this year compared with 50.2% last year, primarily reflecting lower gross margins in Schuh and Lids.

Asset Impairments and Other, Net
“Asset impairments and other” charges for the second quarter of Fiscal 2014 was a gain of $7.1 million compared with an expense of $0.4 million last year. The gain this year primarily relates to the lease buyout of the Journeys Herald Square store in New York City, partially offset by other legal matters, network intrusion expenses, and asset impairments. Last year's expense of $0.4 million represented asset impairments.

Potential Accounting Correction
The discussion of expenses and earnings in this Commentary and in management's conference call with investors is subject to potential future adjustment in connection with the matters discussed under the heading “Potential Accounting Correction” in the Company's Fiscal 2014 second quarter earnings release.

SG&A

Subject to the potential accounting corrections referenced above, selling and administrative expense for the second quarter decreased to 46.8% of sales from 47.0% for the same period last year. Included in expenses this quarter is $2.8 million, or $0.12 per diluted share, in expense related to deferred purchase price in the Schuh acquisition. The deferred purchase price payments, totaling £25 million, are due in June 2014 and 2015 if the payees remain employed until the payment dates. As we have discussed before, because of the retention feature, U.S. GAAP requires these deferred purchase price payments to be expensed as compensation. This is a non-cash expense until the payment conditions are satisfied. Last year, expenses in the quarter included $2.9 million or $0.12 per diluted share of deferred purchase price. In addition, this quarter's SG&A includes expenses related to the lease termination of the Journeys Herald Square store. Excluding the deferred purchase price expense and the expenses related to the Journeys Herald Square lease termination in both periods, SG&A as a percent of sales fell to 45.4% from 46.5% last year, or a 110 basis point improvement. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document.

Also included in second quarter SG&A expense, but not eliminated from the adjusted expense, is $2.3 million or $0.07 per diluted share this year, and $2.8 million, or $0.09 per diluted share last year, related to a contingent bonus payment provided for in the Schuh acquisition. The purchase agreement calls for a total payment of up to £25 million to members of the Schuh management group payable in Fiscal 2016 if they have achieved certain earnings targets above the planned earnings on which we based our acquisition valuation. As we have discussed previously, there will be quarterly accruals for a portion of this payment, reflecting an estimate of the probability, based on Schuh's performance, that it will be earned.

Operating Income

Subject to the potential accounting corrections referenced above, Genesco's operating income for the second quarter was $21.4 million this year compared with $17.0 million last year. Operating income this year included a net gain of $3.3 million from the landlord's buyout of the Journeys Herald Square store lease offset by the $2.8 million for the Schuh acquisition-related deferred purchase price. This was further

Exhibit 99.2

reduced by $1.2 million related to other legal matters, network intrusion expenses, and asset impairments. Last year's second quarter operating income includes $0.4 million of asset impairments and other charges and $2.9 million in deferred purchase price expense. Excluding these items from both periods, operating income for the second quarter was $22.1 million this year compared with $20.3 million last year. Adjusted operating margin was 3.8% of sales in the quarter this year and 3.7% last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document.

Interest Expense

Net interest expense for the quarter was $1.1 million, compared with $1.2 million for the same period last year.

Pretax Earnings

Subject to the potential accounting corrections referenced above, pretax earnings for the quarter were $20.3 million, including the net gain on the buyout of the lease for the Journeys Herald Square store, and the network intrusion expenses, asset impairments, other legal matters, and the deferred purchase price expense referred to above. Last year's second quarter pretax earnings were $15.7 million including approximately $0.4 million of asset impairments and $2.9 million of deferred purchase price expense. Excluding these items from both years' results, pretax earnings for the quarter were $20.9 million this year compared to $19.1 million last year. A reconciliation of Non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document.

Taxes

Subject to the potential accounting corrections referenced above, the effective tax rate for the quarter was 40.1% this year, compared to 32.9% last year. The adjusted tax rate, reflecting the exclusion of the net gain in the Journeys store buyout in the current quarter along with the Schuh acquisition related deferred purchase price discussed above, other legal matters, network intrusion expenses, and asset impairments, was 37.0% this year compared to 36.6% last year. The difference in tax rate is due primarily to the non-deductibility of the deferred purchase price expense for U.S. tax purposes, which increases the effective tax rate on a GAAP basis.

Earnings From Continuing Operations After Taxes

Subject to the potential accounting corrections referenced above, earnings from continuing operations were $12.1 million, or $0.52 per diluted share, in the second quarter this year, compared to earnings of $10.6 million, or $0.44 per diluted share, in the second quarter last year. Excluding the items discussed above, second quarter earnings from continuing operations were $13.2 million or $0.56 per diluted share this year, compared with $12.1 million or $0.50 per diluted share last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document.

Exhibit 99.2

Segment Results

Lids Sports Group

Lids Sports Group's sales for the second quarter increased 5.8% to $192 million from $182 million last year.

Same store sales for the quarter decreased 4% this year compared to a 2% increase last year. Comparable direct sales increased 25% compared with 2% last year. Comparable sales, including both same store sales and comparable direct sales, decreased 3% this year compared to a 2% increase last year. Through August 24, 2013, August same store sales decreased 5%; e-commerce sales increased 36%; and combined comparable sales decreased 3%.

The Group's gross margin as a percent of sales decreased about three percentage points, largely reflecting promotional pricing. Subject to the potential accounting corrections referenced above, SG&A expense as a percent of sales increased 160 basis points due to negative expense leverage caused by the negative comparable sales.

Subject to the potential accounting corrections referenced above, the Group's second quarter operating income was $12.7 million, or 6.6% of sales, down from $20.6 million, or 11.3% of sales, last year.

Journeys Group

Journeys Group's sales for the quarter increased 6.2% to $222 million from $209 million last year.

Same store sales for the Group were down 1%, compared with a 6% increase last year; comparable direct sales increased 21% this year and were flat last year. Combined comparable sales decreased 1% this year compared with a 6% increase last year. Through August 24, 2013, August same store sales decreased 2%; comparable direct sales decreased 4%; and combined comparable sales decreased 2%.

Average Selling Prices (ASP) for footwear in Journeys stores in the second quarter this year increased 2% compared with an ASP increase of 8% in the second quarter last year.

Gross margin for the Journeys Group increased by about 30 basis points in the quarter due primarily to lower markdowns.

Subject to the potential accounting corrections referenced above, the Journeys Group's SG&A expense, excluding the expenses related to the gain from the lease buyout mentioned earlier, decreased 160 basis points as a percent of sales for the quarter. Lower incentive compensation accruals were the primary reason for the lower SG&A expense as a percent of sales

Subject to the potential accounting corrections referenced above, the Journeys Group's operating income for the quarter, excluding the store lease buyout expenses, was $6.4 million or 2.9% of sales, compared to $2.1 million or 1.0% of sales last year.

Schuh Group

Schuh's sales in the second quarter were $82 million, compared to $81 million last year, an increase of 1.2%. Same store sales decreased by 8% in the quarter; direct sales were down 1%; and total comparable sales decreased by 7%. Through August 24, 2013, August same store sales were down 10%; comparable direct sales decreased 6%; and total comparable sales were down 10%.

Exhibit 99.2

Schuh's gross margin was down 140 basis points in the quarter due to increased sales of discounted summer sale inventory compared to the previous year. Subject to the potential accounting corrections referenced above, expenses as a percent of sales, excluding the deferred purchase price expense, discussed under “Consolidated Results - SG&A” above, decreased by 180 basis points due to a lower EVA bonus accrual compared to last year.

Subject to the potential accounting corrections referenced above, the Schuh Group's operating income (loss) was essentially zero, which included $2.8 million of expenses related to the deferred purchase price discussed above. This compares with an operating income (loss) of ($0.5) million last year, including $2.9 million of deferred purchase price expense. Excluding the deferred purchase price accruals, but including the contingent acquisition bonus accrual (discussed under “Consolidated Results - SG&A”, above) of approximately $2.3 million this year and $2.8 million last year, the Group had adjusted operating income of $2.8 million this year compared with $2.4 million in last year's second quarter. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is provided in the schedule attached to this document.

Johnston & Murphy Group

Johnston & Murphy Group's second quarter sales increased 10.3%, to $53 million, compared to $48 million in the second quarter last year.

Johnston & Murphy's wholesale sales increased 13% in the quarter. Same store sales increased 6%; direct sales increased 12%; and combined comparable sales increased 7% on top of a 3% increase last year. Direct sales represented about 10% of Johnston & Murphy Group's sales this quarter. Through August 24, 2013, same store sales were up 6%; e-commerce and catalog sales increased 16%; and combined comparable sales were up 8%.

Johnston & Murphy's gross margin increased by about 60 basis points for the quarter due to lower closeouts in the second quarter this year compared to last year. Subject to the potential accounting corrections referenced above, SG&A expense as a percent of sales increased by 100 basis points, due primarily to development costs associated with the planned launch of a new line in the fall and higher incentive compensation accruals, and operating income was $1.8 million or 3.3% of sales, compared to $1.8 million, or 3.8% of sales last year.

Licensed Brands

Licensed Brands' sales increased 7.2% to $24 million in the second quarter, compared to $22 million in the second quarter last year. Gross margin was up 70 basis points due primarily to the relatively faster growth of sales in a product line with a higher gross margin than the balance of the segment.

Subject to the potential accounting corrections referenced above, SG&A expense as a percent of sales was up about 90 basis points due primarily to increased compensation and freight expenses.

Subject to the potential accounting corrections referenced above, operating income for the quarter was $1.5 million or 6.2% of sales, compared with $1.4 million, or 6.4% of sales last year.

Corporate

Subject to the potential accounting corrections referenced above, corporate expenses, including a gain in asset impairments and other of $7.1 million this year and a $0.4 million charge last year, were $2.7 million

Exhibit 99.2

income this year compared with an $8.4 million expense last year. Excluding “Asset Impairments and Other,” corporate expenses were $4.5 million this year compared with $8.0 million last year.

Balance Sheet

Cash

Cash at the end of the second quarter was $46 million compared with $47 million last year. We ended the quarter with $68 million in debt, compared with $95 million last year. During the quarter, we made an acquisition at a cash purchase price totaling approximately $11 million. Approximately $47 million remains available under the Board's most recent share buyback authorization of $75 million.

Inventory

Inventories increased 13% in the second quarter on a year-over-year basis. Retail inventory per square foot increased 7%.

Equity

Subject to the effects of any of the potential accounting corrections referenced above, equity was $828 million at quarter-end, compared with $738 million last year.

Capital Expenditures

For the second quarter, capital expenditures were $19.4 million and depreciation and amortization expenses were $16.5 million. During the quarter, we opened 46 new permanent stores and closed 20 permanent stores and acquired seven stores. We ended the quarter with 2,479 permanent stores compared with 2,390 permanent stores at the end of the second quarter last year, or an increase of 4%. Square footage increased 6% on a year-over-year basis. The store count as of August 3, 2013 included:

Lids stores (including 98 stores in Canada)	914
Lids Locker Room Stores	112
Lids Clubhouse Stores	45
Journeys Stores (including 29 Stores in Canada)	822
Journeys Kidz Stores	163
Shï by Journeys Stores	51
Underground by Journeys Stores	123
Schuh Stores including 4 Kids Stores	86
Johnston & Murphy Stores and Factory Stores (including 7 stores in Canada)	163

Total Permanent Stores	2,479

Schuh concessions and “pop-up” stores	9
Total Stores	2,488

For Fiscal 2014, we are forecasting capital expenditures in the range of $110 million to $120 million and depreciation and amortization of about $66 million. Our current store openings (assuming 163 permanent stores and 7 acquired stores) and closing plans by chain are as follows:

Exhibit 99.2

16

	New	Acquisitions	Close	Net
Journeys Group	42		24	18
Journeys stores (U.S.)	14		10	4
Journeys stores (Canada)	7		—	7
Journeys Kidz stores	21		3	18
Shï by Journeys	—		3	(3)
Underground by Journeys	—		8	(8)

Johnston & Murphy Group	14		2	12

Schuh Group	18		3	15
Schuh stores	17		3	14
Schuh Kids	1		—	1

Lids Sports Group	89	7	24	72
Lids hat stores (U.S.)	31		11	20
Lids hat stores (Canada)	10		5	5
Lids Locker Room & Clubhouse	48	7	8	47
Total Permanent Stores	163	7	53	117
Schuh concessions	—	—	13	(13)
Subtotal	163	7	66	104
Schuh “pop-up” stores	11		11	—
Adjusted Openings and Closings	174	7	77	104

Beginning 2/2/2013	2,459
Net Openings & Closings	104
Net Schuh "pop-up" stores	—

Projected Ending 2/1/2014	2,563

Exhibit 99.2

Projected Net New Stores
FY2014

	Actual	Projected	Projected
	Jan 2013	Net New	Jan 2014

Journeys Group	1,157	18	1,175
Journeys stores (U.S.)	796	4	800
Journeys stores (Canada)	24	7	31
Journeys Kidz stores	156	18	174
Shï by Journeys	51	(3)	48
Underground by Journeys	130	(8)	122

Johnston & Murphy Group	157	12	169

Schuh Group	79	15	94
Schuh Stores	76	14	90
Schuh Kids	3	1	4

Lids Sports Group	1,053	72	1,125
Lids hat stores (U.S.)	811	20	831
Lids hat stores (Canada)	98	5	103
Lids Locker Room & Clubhouse	144	47	191

Total Permanent Stores	2,446	117*	2,563

Schuh concessions	13	(13)	—

Subtotal	2,459	104	2,563
Schuh “pop-up” stores	—	—	—
Total Stores	2,459	104	2,563

*Includes 7 Lids Locker Room acquired stores.

Cautionary Note Concerning Forward-Looking Statements
This presentation contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses (including, without limitation, sales, margins and earnings) and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to estimates reflected in forward-looking statements, including whether an accounting error has occurred, the estimated effects of any potential change in accounting related to the matters discussed in this announcement under the heading “Potential Accounting Changes” for historic and future periods; the amount of required accruals related to the earn-out bonus potentially payable to Schuh management based on the achievement of certain performance objectives; the timing and amount of non-cash asset impairments related to retail store fixed assets or to intangible assets of acquired businesses; weakness in the consumer economy; competition in the Company's markets; inability of customers to obtain credit; fashion trends that affect the sales or product margins of the Company's retail product offerings; changes in buying patterns by significant wholesale customers; bankruptcies or deterioration in financial condition of significant wholesale customers; disruptions in product supply or distribution; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the Company's ability to continue to complete and integrate acquisitions, expand its business and diversify its product base; and changes in the timing of holidays or in

Exhibit 99.2

the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could affect the Company's prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases in existing stores and maintain reductions in occupancy costs achieved in recent lease negotiations, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences; unexpected changes to the market for the Company's shares; variations from expected pension-related charges caused by conditions in the financial markets; and the outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this presentation are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.